Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

STEALTHGAS INC.

of

Up to 4,761,904 Shares of its Common Stock

at a Purchase Price of $2.10

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 28, 2020

UNLESS THE OFFER IS EXTENDED.

StealthGas Inc., a Marshall Islands corporation (the “Company,” “we,” or “us”), is offering to purchase up to 4,761,904 shares of its common stock, par value of $0.01 per share (the “common stock”), at a price of $2.10 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to shares refer to the common stock of the Company.

The Offer is not conditioned upon the receipt of financing or any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.

The shares are listed and traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “GASS.” On March 30, 2020, the reported closing price of the shares on the Nasdaq was $1.90 per share. Shareholders are urged to obtain current market quotations for the shares. See Section 7.

Our Board of Directors has approved the Offer. However, neither the Company, nor its Board of Directors, the Depositary or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation to, do so. See Section 10.

If the Offer is oversubscribed, we will purchase shares on a pro rata basis from all shareholders who properly tender shares. See Section 1. Therefore, if you wish to maximize the chance that your shares will be purchased and wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell in the Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

If you have questions or need assistance, you should contact the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

Offer to Purchase, dated March 31, 2020

IMPORTANT

If you desire to tender all or any portion of your shares, you must either:

(1) (a) if you hold certificates in your own name, complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to the Depositary (as defined herein), at one of its addresses shown on the Letter of Transmittal, or

(b) if you are an institution participating in The Depository Trust Company, tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3; or

(2) if you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you desire to tender those shares and request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

To properly tender shares, you must validly complete the Letter of Transmittal, including the section relating to the price at which you are tendering shares.

Questions and requests for assistance may be directed to Okapi Partners LLC, the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell shares in any circumstance or jurisdiction in which such offer or solicitation is unlawful.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent as described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references in this summary to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

The Company is at times referred to as “we,” “our” or “us.” We refer to the shares of our common stock as the “shares.”

Who is offering to purchase my shares?

The issuer of the shares, StealthGas Inc. See Section 1.

What is the Company offering to purchase?

We are offering to purchase up to 4,761,904 shares of our common stock, par value of $0.01 per share (the “common stock”). See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

We are offering to purchase up to 4,761,904 shares of the common stock, at a price of $2.10 per share, net to the seller in cash, less any applicable withholding taxes and without interest.

If your shares are purchased in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

What happens if fewer than 4,761,904 shares are tendered?

The Offer is not conditioned on any minimum number of shares being tendered. If fewer than 4,761,904 shares are properly tendered, subject to the conditions of the Offer, we will purchase all shares that are properly tendered and not properly withdrawn.

What happens if more than 4,761,904 shares are tendered?

If more than 4,761,904 shares are properly tendered and not properly withdrawn prior to the Expiration Time (as defined herein), we will purchase shares, subject to the terms of the Offer, from all shareholders who properly tender shares, on a pro rata basis from among all shares tendered. Because of the proration provision described above, we may not purchase all of the shares that you tender. See Section 1.

You may tender all or any portion of the shares you own, even if the number of shares you own exceeds the number of shares we may accept for purchase in the Offer. If more than 4,761,904 shares are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase shares, subject to the terms of the Offer, from all shareholders who properly tender shares, on a pro rata basis. Therefore, if you wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell.

How will the Company pay for the shares?

Assuming that the maximum of 4,761,904 shares are tendered in the Offer at the purchase price of $2.10 per share, the aggregate purchase price will be approximately $10 million. We anticipate that we will pay for the shares tendered in the Offer from funds available from cash and cash equivalents.

How long do I have to tender my shares? Can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires. The Offer will expire at the end of the day, 5:00 P.M., New York City Time, on April 28, 2020 (the “Expiration Time”), unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 14. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can amend the Offer in our sole discretion at any time prior to the Expiration Time (as defined herein). We can also terminate the Offer prior to the Expiration Time if the conditions set forth in Section 6 are not met. See Sections 6 and 14.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

What is the purpose of the Offer?

On March 30, 2020, our Board of Directors approved a tender offer for 4,761,904 shares of our common stock, which we may accept for payment in the Offer, subject to certain limitations and legal requirements. Our Board of Directors has determined that the Offer is a prudent use of our available cash from operations and other financial resources and delivers value to our shareholders. Our Board of Directors has also determined that a cash tender offer is an appropriate mechanism to return capital to shareholders that seek liquidity under current market conditions while, at the same time, allowing shareholders who do not participate in the offer to share in a higher portion of our future potential.

The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them.

The Offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales.

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived, including, but not limited to:

•

The closing price of our common stock on the Nasdaq shall not on any business day prior to (and including the date of) the Expiration Time be more than 10% below the closing price of our common stock on March 30, 2020.

•	The Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the Nasdaq Composite Index or the S&P 500 Composite Index shall not close on any business day prior to (and including the date of) the Expiration Time more than 10% below its respective close on March 30, 2020.

•

No legal action shall have been instituted, threatened, or been pending that challenges the Offer or seeks to impose limitations on our ability (or that of any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares.

•	No commencement or escalation of war, armed hostilities or other similar national or international calamity, shall have occurred during the Offer.

•	No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us or any of our subsidiaries.

•

No one (including certain groups) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our shares, other than any person who was a holder of more than 5% of our shares as of the date of this Offer to Purchase.

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

•

We shall have determined that there is not a reasonable likelihood that the consummation of the Offer and the purchase of shares pursuant to the Offer will cause our common stock to be subject to delisting from the Nasdaq (this determination shall be made by us).

The Offer is subject to a number of other conditions described in greater detail in Section 6.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from the Nasdaq or to stop being subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). It is a condition of our obligation to purchase shares pursuant to the Offer that we determine that there is not a reasonable likelihood that such purchase will cause the shares to be subject to delisting from the Nasdaq. See Section 6. Our common stock is registered under Section 12(b) of the Exchange Act, and therefore we are subject to the reporting requirements of the Exchange Act. Our common stock will continue to be registered under Section 12(b) of the Exchange Act following the completion of the Offer in accordance with its terms and conditions. See Section 11.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before the end of the day, 5:00 P.M., New York City Time, on April 28, 2020, or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•

If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer.

•	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

•

If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before the end of the day, 5:00 P.M., New York City Time, on April 28, 2020, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after the end of the day, 5:00 P.M., New York City Time, on April 28, 2020. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, your written notice of withdrawal with the required information must be received by the Depositary while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. Neither the Company nor its Board of Directors, the Depositary or the Information Agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Do the directors or executive officers of the Company intend to tender their shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation to do so. The proportional holdings of any director or executive officer that does not participate in the Offer will increase following the consummation of the Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.

If I decide not to tender, how will the Offer affect my shares?

Shareholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

On March 30, 2020, the reported closing price of the shares listed on the Nasdaq Global Select Market was $1.90 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 7

v

When will the Company pay for the shares I tender?

We will announce the results of proration and will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase promptly after the expiration of the Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, if you are a U.S. Holder (as defined in Section 13), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. See Section 13. If you are not a U.S. Holder, you will not be subject to U.S. income or withholding taxes on payments received pursuant to the Offer, unless such gross proceeds are effectively connected with the conduct by you of a trade or business within the United States. Along with your Letter of Transmittal, you are asked to submit the IRS Form W-9 or applicable version of IRS Form W-8 included with the Letter of Transmittal. Any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 24% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer, unless such shareholder establishes that such shareholder is within the class of persons that is exempt from backup withholding (including certain corporations and certain foreign individuals and entities). All shareholders should review the discussion in Sections 13 regarding tax issues and consult their tax advisor with respect to the tax effects of a tender of shares.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

On March 30, 2020, our Board of Directors approved the Offer. Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Offer expires. See Section 9.

To whom can I talk if I have questions?

If you have any questions regarding the Offer, please contact Okapi Partners LLC, the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including any documents incorporated by reference or deemed to be incorporated by reference, contains “forward-looking statements,” which are statements relating to future events, future financial performance, strategies, expectations, and competitive environment. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of whether or at what time such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief at that time with respect to future events. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors set forth under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2018 and under the caption “Risk Factors” in our Report on Form 6-K filed on March 30, 2020, as well as the factors relating to the transactions discussed in this Offer to Purchase and the following: the strength of world economies and currencies, ongoing developments relating to the spread and containment of coronavirus (COVID-19), general market conditions, including changes in charter hire rates and vessel values, charter counterparty performance, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydockings, shipyard performance, changes in our operating expenses, including bunker prices, drydocking and insurance costs, ability to obtain financing and comply with covenants in our financing arrangements, or actions taken by regulatory authorities, potential liability from pending or future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists, and other important factors described from time to time in the reports filed by the Company with the Securities and Exchange Commission, or the SEC, and the Nasdaq.

You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference. Except as may be required by law, we undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase.

In addition, please refer to the documents incorporated by reference into this Offer to Purchase (see Section 9) for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our Company and business. Any statement contained in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Common Stock:

We invite our shareholders to tender shares of our common stock, par value of $0.01 per share (the “common stock”). Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 4,761,904 shares at a price of $2.10 per share, net to the seller in cash, less applicable withholding taxes and without interest.

The Offer will expire at the end of the day, 5:00 P.M. New York City Time, on April 28, 2020, unless extended.

Because of the proration provision described in this Offer to Purchase, we may not purchase all of the shares tendered if more than the number of shares we seek are properly tendered. We will return shares that we do not purchase because of proration to the tendering shareholders at our expense promptly following the Expiration Time. See Section 1.

Tendering shareholders whose shares are registered in their own names and who tender directly to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 6 of this Offer to Purchase.

Our Board of Directors has approved the Offer. However, neither the Company, nor its Board of Directors, the Depositary, or the Information Agent is making any recommendation whether you should tender or refrain from tendering your shares. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation to, do so. The proportional holdings of any director or executive officer that does not participate in the Offer will increase following the consummation of the Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.

As of March 30, 2020, there were 39,234,682 shares of our common stock issued and outstanding. The 4,761,904 shares that we are offering to purchase hereunder represent approximately 12.1% of the total number of issued shares of our common stock as of March 30, 2020. The shares are listed and traded on the Nasdaq under the symbol “GASS.” On March 30, 2020, the closing price of the shares as quoted on the Nasdaq was $1.90 per share.

Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 7.

THE OFFER

1. Terms of the Offer

General. Upon the terms and subject to the conditions of the Offer, we will purchase up to 4,761,904 shares of our common stock, or if fewer than 4,761,904 shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a purchase price of $2.10 per share (the “Purchase Price”), net to the sellers in cash for a total maximum Purchase Price of up to $10,000,000 as further described below under the heading “Purchase Price.”

The term “Expiration Time” means the end of the day, 5:00 P.M., New York City Time, on April 28, 2020, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

In the event of an over-subscription of the Offer as described below, shares tendered will be subject to proration based on the number of shares tendered prior to the Expiration Time.

Except as described herein, withdrawal rights expire at the Expiration Time.

If we:

•	increase the price to be paid for shares above $2.10 per share or decrease the price to be paid for shares below $2.10 per share;

•	increase the number of shares being sought in the Offer to exceed a total of 4,761,904 shares; or

•	decrease the number of shares being sought in the Offer; and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at the end of the day, 12:00 Midnight, New York City Time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 A.M. to approximately 12:00 Midnight, New York City Time.

Purchase Price

The Purchase Price is $2.10 per common share. The Purchase Price has been calculated based on a premium of approximately 10.5% to the closing price of the common stock on the Nasdaq as of March 30, 2020.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.

All shares we acquire in the Offer will be acquired at the same purchase price. However, because of the proration provision described in this Offer to Purchase, we may not purchase all of the shares tendered if more than the number of shares we seek are properly tendered. We will return shares that we do not purchase because of proration to the tendering shareholders at our expense promptly after the Offer expires.

If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 4,761,904 shares, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered.

Upon the terms and subject to the conditions of the Offer, if more than 4,761,904 shares have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase all properly tendered shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below. Due to this proration provision, it is possible that all of the shares that a shareholder tenders in the Offer may not be purchased.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares, proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders. We will announce the final proration factor and commence payment for any shares purchased pursuant to the Offer promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of shares that we will purchase from a shareholder under the Offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of Shares held by such shareholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Offer; Certain Effects of the Offer; Other Plans

Purpose of the Offer. On March 30, 2020, our Board of Directors approved a tender offer for up to 4,761,904 shares of our common stock, representing an aggregate purchase price of approximately $10 million at the offer price of $2.10, which we may accept for payment in the Offer in accordance with the rules of the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”). Our Board of Directors has determined that the Offer is a prudent use of our available cash from operations and other financial resources and delivers value to our shareholders. Our Board of Directors has also determined that a cash tender offer is an appropriate mechanism to return capital to shareholders that seek liquidity under current market conditions while, at the same time, allowing shareholders to share in a higher portion of our future potential.

The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them.

The Offer also provides our shareholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales.

On May 23, 2019, we publicly announced that our Board of Directors had authorized the repurchase of up to $10,000,000 of shares of our common stock. As of March 30, 2020, 900,702 shares of common stock had been repurchased for an aggregate of $2,849,852.54, with the average purchase price of $3.16 per share. No further repurchases will be conducted prior to the expiration of 10 business days following the expiration of the Offer.

Whether or to what extent we choose to make additional purchases will depend upon, among other things, market conditions, our capital needs, our business and financial condition, and alternative investment opportunities available to us. These purchases may be made from time to time at the discretion of our management on the open market or through privately negotiated transactions, and may be on the same terms or on terms and prices that are more or less favorable to shareholders than the terms of this Offer. From time to time our Board of Directors may authorize programs to repurchase securities of the Company. As of the date of this Offer to Purchase, the Company does not have any specific plans or proposals nor is it engaged in any negotiations regarding any other program to repurchase the Company’s securities.

Neither the Company nor its Board of Directors, the Depositary or the Information Agent is making any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any such recommendation. Shareholders should carefully evaluate all information in the Offer. Shareholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation to, do so.

If the Offer is oversubscribed, we will purchase shares on a pro rata basis from all shareholders who properly tender shares. See Section 1. Therefore, if you wish to maximize the chance that your shares will be purchased and wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell in the Offer.

Certain Effects of the Offer. Shareholders who do not tender their shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those shareholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. However, we may not be able to issue additional shares or equity interests in the future. Shareholders may be able to sell non-tendered shares in the future on the Nasdaq or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.

Shares we acquire pursuant to the Offer will be cancelled and will be available for us to issue without further shareholder action (except as required by applicable law or the rules of the Nasdaq) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

The Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders. These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Offer.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation to, do so. The proportional holdings of any director or executive officer that does not participate in the Offer will increase following the consummation of the Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.

Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•

any change in our present board of directors or management or any plans or proposals to change the number or the term of directors (except that we may fill any existing vacancies on the board and vacancies arising on the board in the future);

•	any material change in our indebtedness or capitalization, our corporate structure or our business;

•	any class of our equity securities ceasing to be authorized to be listed on the Nasdaq;

•	the termination of registration under Section 12(g) of the Exchange Act of any class of our equity securities;

•	the suspension of our obligation to file reports under the Exchange Act; or

•	the acquisition or disposition by any person of our securities.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing shareholder value, we have regularly considered alternatives to enhance shareholder value, including open market repurchases of our shares, modifications of our dividend policy, strategic acquisitions and business combinations, and we intend to continue to consider alternatives to enhance shareholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.

3. Procedures for Tendering Shares

Valid Tender. For a shareholder to make a valid tender of shares under the Offer:

(i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•

a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “—Book-Entry Transfer” below), and any other required documents; and

•

either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below); or

(ii) the tendering shareholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

We urge shareholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•

the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 6 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

•

the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two business days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Tendering Shareholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the expiration of the Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions; provided, however, tendering shareholders may challenge our determinations in a court of competent jurisdiction and tendering shareholders shall not be deemed to have waived any right if such waiver would be impermissible under Section 29(a) of the Exchange Act.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary at (800) 937-5449. The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates.

4. Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time, unless we extend the Offer, for all shares. You may also withdraw your previously tendered shares at any time after the end of the day, 5:00 P.M., New York City Time, on April 28, 2020, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all persons participating in the Offer, subject to such other participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of a failure of a condition disclosed in Section 6, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5. Purchase of Shares and Payment of Purchase Price

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per-share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made as promptly as practicable, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,

•	a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent’s message, and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. Certificates for all shares tendered and not purchased, including shares not purchased due to proration will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 6.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 6 of the Letter of Transmittal.

6. Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:

•

any general suspension of trading in, or the imposition of any general trading curb or general minimum or maximum price limits on prices for, trading in securities on any U.S. national securities exchange or in the over-the-counter market;

•

the commencement of any war, armed hostilities or other international calamity, including any act of terrorism, on or after the date of this Offer to Purchase, in or involving the United States, or the material escalation of any such armed hostilities which had commenced before the date of this Offer to Purchase, in each case which is reasonably likely to have a material adverse effect on the Company or on the Company’s ability to complete the Offer;

•

the closing price of our common stock on the Nasdaq Global Select Market is, on any business day prior to (and including the date of) the Expiration Time, more than 10% below the closing price of our common stock on March 30, 2020;

•

the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the Nasdaq Composite Index or the S&P 500 Composite Index closes, on any business day prior to (including the date of) the Expiration Time more than 10% below its respective close on March 30, 2020;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•

any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

•	legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of

Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

•

there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

o

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

o	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

o

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment;

o	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

o	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

o

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

we learn that:

o

any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before March 30, 2020);

o

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before March 30, 2020, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares;

o

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion; or

•	we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to cause the shares to be subject to delisting from the Nasdaq.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time. As of the date of the Offer to Purchase, we are not aware that any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion, as well as that any of the conditions in this Section 6 exist or are reasonably likely to exist on or before the Expiration Time of the Offering. To the extent that we become aware that any of the conditions set forth above exist or are incapable of being satisfied, the Company will advise the shareholders of such condition in the form of an amendment to the tender offer and advise whether the Company elects to waive such condition and if necessary, extend the Expiration Time of the Offer.

Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction.

7. Price Range of the Shares

The shares are traded on the Nasdaq under the symbol “GASS.” The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the Nasdaq, based on published financial sources.

Fiscal Year Ending December 31, 2020
	High	Low
First Quarter (through March 30, 2020)	$3.55	$1.51

Fiscal Year Ended December 31, 2019
	High	Low
First Quarter	$3.56	$2.76
Second Quarter	3.66	3.10
Third Quarter	4.18	3.02
Fourth Quarter	3.80	2.93

Fiscal Year Ended December 31, 2018
	High	Low
First Quarter	$4.70	$3.88
Second Quarter	4.25	3.74
Third Quarter	4.18	3.38
Fourth Quarter	3.69	2.73

On March 30, 2020, the reported closing price of the shares listed on the Nasdaq was $1.90 per share. We urge shareholders to obtain a current market price for the shares before deciding whether to tender their shares.

Dividends

We have not paid a dividend since March 2009. In the first quarter of 2009, our Board of Directors determined to suspend the payment of cash dividends as a result of weak market conditions in the international shipping industry and to preserve the Company’s liquid cash resources. Our board of directors will evaluate our dividend policy consistent with our cash flows and liquidity requirements.

Declaration and payment of any dividend is subject to the discretion of our Board of Directors. The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, restrictions in our loan agreements, or other financing arrangements, the provisions of Marshall Islands law affecting the payment of distributions to stockholders and other factors. Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment thereof.

Under the terms of our existing credit facilities, we are generally permitted to declare or pay cash dividends in any twelve month period as long as the amount of the dividends and share repurchases do not exceed 50% of our free cash flow (as defined in our credit agreements) and provided we are not in default under the other covenants contained in these credit facilities

8. Source and Amount of Funds

Assuming that 4,761,904 shares are purchased in the Offer at the purchase price of $2.10 per share, the aggregate purchase price will be approximately $10 million. We anticipate that we will pay for the shares tendered in the Offer, as well as paying related fees and expenses, from our cash and cash equivalents.

9. Information About StealthGas Inc.

StealthGas Inc. was incorporated in December 2004 in the Republic of the Marshall Islands. Our registered address in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of our registered agent at such address is The Trust Company of the Marshall Islands, Inc. Our principal executive offices are located at 331 Kifissias Avenue, Erithrea 14561 Athens, Greece. Our telephone number for calls originating from the United States is (011) (30) (210) 625-0001.

In October 2005, we completed an initial public offering of our common stock in the United States and our common stock began trading on the Nasdaq National Market and now trades on the Nasdaq Global Select Market under the symbol “GASS.”

Operations

We own a fleet of LPG carriers providing international seaborne transportation services to LPG producers and users, as well as crude oil and product carriers chartered to oil producers, refiners and commodities traders. Our LPG carriers carry various petroleum gas products in liquefied form, including propane, butane, butadiene, isopropane, propylene and vinyl chloride monomer, which are all byproducts of the production of crude oil and natural gas. The three medium range product carriers in our fleet are capable of carrying refined petroleum products such as gasoline, diesel, fuel oil and jet fuel, as well as edible oils and chemicals, while our Aframax tanker is used for carrying crude oil. We believe that we have established a reputation as a safe, cost-efficient operator of modern and well-maintained LPG carriers. We also believe that these attributes, together with our strategic focus on meeting our customers’ chartering needs, has contributed to our ability to attract leading charterers as our customers and to our success in obtaining charter renewals. We are managed by Stealth Maritime, a privately owned company controlled by other members of the Vafias family, of which our Chief Executive Officer is a member.

As of March 30, 2020, our fleet consisted of 45 LPG carriers, including eight JV vessels in five of which we own a 50.1% interest while in three of which we own a 51% interest pursuant to joint venture arrangements, with an average age of 9.2 years, two 2008-built product carriers, one 2009-built product carrier and one 2010-built Aframax crude oil tanker. We also have an agreement to acquire one 11,000 LPG carrier newbuilding with expected delivery in the first quarter of 2021.

We, through Stealth Maritime, manage the employment of our fleet. We deploy our LPG carriers and tankers on period charters, including time and bareboat charters that can last up to several years, and spot market charters (through voyage charters and short-term time charters), which generally last from one to six months, subject to market conditions. Time and bareboat charters are for a fixed period of time. A voyage charter is generally a contract to carry a specific cargo from a loading port to a discharging port for an agreed-upon total charge. Under voyage charters we pay for voyage expenses such as port, canal and fuel costs. Under a time charter the charterer pays for voyage expenses while under a bareboat charter the charterer pays for voyage expenses and operating expenses such as crewing, supplies, maintenance and repairs including special survey and dry-docking costs.

Vessels operating in the spot market generate revenues that are less predictable but may enable us to capture increased profit margins during periods of improvements in LPG charter rates, although we are then exposed to the risk of declining LPG carrier charter rates. Typically spot market charters can last from a few days up to two months. If we commit vessels to period charters, future spot market rates may be higher or lower than those rates at which we have period chartered our vessels.

In formulating our chartering strategy we evaluate past, present and future performance of the freight markets and balance the mix of our chartering arrangements in order to achieve optimal results for the fleet. While the majority of our fleet is operating in the Far East, we deploy vessels globally. Some of the areas where we usually operate are the Middle East, the Mediterranean, North West Europe, Africa and Latin America. According to industry reports, the United States is currently expected to continue to increase its exports of LPG products. In the event this creates more demand for vessels like ours, we would expect to deploy more vessels in the United States and the Caribbean. As freight rates usually vary between these areas as well as voyage and operating expenses, we evaluate such parameters when positioning our vessels for new employment.

Harry Vafias, our president, chief executive officer and one of our directors, is an officer, director and the sole shareholder of Flawless Management Inc., our largest stockholder. He is also the son of the principal and founder of Brave Maritime, an affiliate of Stealth Maritime, which is our management company. We have a management agreement with Stealth Maritime, pursuant to which Stealth Maritime provides us with technical, administrative, commercial and certain other services. Stealth Maritime subcontracts the technical management of a small number of our LPG carriers to Brave Maritime the fees for which technical management services are paid by Stealth Maritime out of the fees we pay to it.

Under the November 2006 agreement, which was amended effective January 1, 2007, as approved by our Board of Directors, including all of our independent directors, we pay Stealth Maritime a fixed management fee of $440 per vessel operating under a voyage or time charter per day on a monthly basis in advance, pro-rated for the calendar days we own the vessels. We pay a fixed fee of $125 per vessel per day for each of our vessels operating on bareboat charter. We are also obligated to pay Stealth Maritime a fee equal to 1.25% of the gross freight, demurrage and charter hire collected from the employment of our vessels. Stealth Maritime will also earn a fee equal to 1.0% of the contract price of any vessel bought or sold by them on our behalf. In addition, as long as Stealth Maritime (or an entity with respect to which Harry N. Vafias is an executive officer, director or the principal shareholder) is our fleet manager or Harry N. Vafias is an executive officer or director of the Company, Stealth Maritime has granted us a right of first refusal to acquire any LPG carrier which Stealth Maritime may acquire in the future. In addition, Stealth Maritime has agreed that it will not charter-in any LPG carrier without first offering the opportunity to charter-in such vessels to us. This right of first refusal does not prohibit Stealth Maritime from managing vessels owned by unaffiliated third parties in competition with us, nor does it cover product carriers or crude oil tankers. The initial term of our management agreement with Stealth Maritime expired in June 2010; however, unless six months’ notice of non-renewal is given by either party prior to the end of the then current term, this agreement automatically extends for additional 12 month periods. No such notice has been given, and accordingly, this agreement will extend to June 2021.

See “Item 7. Major Shareholders and Related Party Transactions” in our Annual Report on Form 20-F filed with the SEC on April 24, 2019.

Directors and Senior Management

Set forth below are the names, ages and positions of our directors and executive officers. Our Board of Directors consists of four members and is elected annually on a staggered basis, and each director elected holds office for a three-year term and until his or her successor is elected and has qualified, except in the event of such director’s death, resignation, removal or the earlier termination of his or her term of office. Officers are appointed from time to time by our board of directors and hold office until a successor is appointed or their employment is terminated. Our current board composition is as follows:

Name	Age	Positions	Year Became Director	Year Director’s Current Term Expires
Harry N. Vafias	42	Chief Executive, President, Chief Financial Officer and Class III Director	2004	2021
Michael G. Jolliffe	70	Chairman of the Board, Class II Director	2004	2022
Markos Drakos	60	Class I Director	2006	2020
John Kostoyannis	54	Class II Director	2010	2022

The business address of each officer and director is the address of our principal executive offices, which are located at 331 Kifissias Avenue, Erithrea 14561, Athens, Greece.

Certain biographical information about each of these individuals is set forth below.

Harry N. Vafias has been our President and Chief Executive Officer and a member of our Board of Directors since our inception in December 2004 and our Chief Financial Officer since January 2014. Mr. Vafias has been actively involved in the tanker and gas shipping industry since 1999. Mr. Vafias worked at Seascope, a leading ship brokering firm specializing in sale and purchase of vessels and chartering of oil tankers. Mr. Vafias also worked at Braemar, a leading ship brokering firm, where he gained extensive experience in tanker and dry cargo chartering. Seascope and Braemar merged in 2001 to form Braemar Seascope Group plc, a public company quoted on the London Stock Exchange and one of the world’s largest ship brokering and shipping service groups. From 2000 until 2004, he worked at Brave Maritime and Stealth Maritime, companies providing comprehensive ship management services, where Mr. Vafias headed the operations and chartering departments of Stealth Maritime and served as manager for the sale and purchase departments of both Brave Maritime and Stealth Maritime. Mr. Vafias graduated from City University Business School in the City of London in 1999 with a B.A. in Management Science and from Metropolitan University in 2000 with a Master’s degree in Shipping, Trade and Transport.

Michael G. Jolliffe has been Chairman of our Board of directors since 2004. He is a Director of a number of companies in shipping, agency representation, shipbroking and capital services. Mr. Jolliffe is Co-Founder of Tsakos Energy Navigation Ltd, a crude oil and product carrier and LNG shipping company listed on the New York Stock Exchange. He is CEO of Tsakos Containers Navigation Ltd. He is also Chairman of the Wighams Group of companies, owning companies involved in shipbroking, agency representation and capital market businesses. Mr. Jolliffe is a Director of ColdHarbour Marine, a company manufacturing equipment for the marine industry. Mr. Jolliffe is also a Trustee of The Honeypot children’s charity.

Markos Drakos has been a member of our Board of Directors since 2006 and Chairman of our Audit Committee. In 1988, Mr. Drakos co-founded Touche Ross & Co (Cyprus), later renamed Deloitte & Touche, Nicosia and served as co-managing partner of the company’s Nicosia office in Cyprus until 2002. Following the December 2002 reorganization of Deloitte & Touche, Nicosia, Mr. Drakos founded Markos Drakos Consultants Group, a consulting company, which served as successor to the consulting, special services and international business division of Deloitte & Touche, Nicosia. From 2000 until 2003, Mr. Drakos also served as Vice Chairman of the Cyprus Telecommunications Authority, the leading telecommunications company in Cyprus. Mr. Drakos has also served as a member of the Offshore, Shipping & Foreign Investment Committee of the Institute of Certified Public Accountants of Cyprus. Mr. Drakos received a Bachelor of Science degree in Economics from the London School of Economics and is a Fellow of the Institute of Chartered Accountants in England and Wales and a member of the Institute of Certified Public Accountants of Cyprus.

John Kostoyannis joined our Board of Directors in 2010. Mr. Kostoyannis is a Managing Director at Allied Shipbroking Inc., a leading shipbroking house in Greece, providing Sale and Purchase and Chartering services in the shipping industry. Before joining Allied Shipbroking, from 1991 until September 2001, Mr. Kostoyannis worked in several prominent shipbroking houses in London and Piraeus. He is a member of the Hellenic Shipbrokers Association. Mr. Kostoyannis graduated from the City of London Polytechnic in 1988 where he studied Shipping and Economics.

Crewing and Employees

Stealth Maritime ensures that all seamen have the qualifications and licenses required to comply with international regulations and shipping conventions, and that our vessels employ experienced and competent personnel., Navis Maritime Services Inc. and Jebsens Maritime Inc. which is based in Manila, are responsible for providing the crewing of our LPG fleet, to the extent that these vessels were not deployed on bareboat charters. These responsibilities include training, compensation, transportation and additional insurance of the crew.

Where You Can Find More Information

We are subject to certain of the informational filing requirements of the Exchange Act. Since we are a “foreign private issuer,” we are exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. We also have filed, pursuant to Rule 13e-4(c)(2), an Issuer Tender Offer Statement on Schedule TO as may be amended from time to time (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. The SEC also maintains a website at www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC, including the Schedule TO. You may also request a copy of the Schedule TO and related exhibits, at no cost, by writing or calling the Information Agent for the Offer at the telephone numbers set forth on the back cover of this Offer to Purchase.

We have not authorized anyone to provide you with information that differs from that contained in this Offer to Purchase. You should not assume that the information contained in this Offer to Purchase is accurate as of any date other than the date of this Offer to Purchase, and neither the mailing of this Offer to Purchase to our shareholders nor the decision to tender, or not to tender, common shares, shall create any implication to the contrary.

This Offer to Purchase does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents (or portions thereof) listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

(a) Our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the SEC on April 24, 2019; and

(b) Our Report on Form 6-K filed with the SEC on March 30, 2020 (other than the information in Exhibit 99.1 under the heading “Board Chairman Michael Jolliffe Commented”).

Any statement contained in a document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or calling us at:

StealthGas Inc.

Attention: Harry N. Vafias

331 Kifissias Avenue, Erithrea 14561, Athens, Greece

Telephone: (011) (30) (210) 625 0001

Facsimile: (011) (30) (210) 625 0018

Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at: http://www.stealthgas.com. Information contained on our website is not part of, and is not incorporated into, this Offer to Purchase.

10. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of March 30, 2020, there were 39,234,682 shares of common stock issued and outstanding. The 4,761,904 shares we are offering to purchase under the Offer represent approximately 12.1% of the total number of issued and outstanding shares as of March 30, 2020.

The following table sets forth information regarding ownership of our common stock of which we are aware as of March 30, 2020, for (i) beneficial owners of five percent or more of our common stock and (ii) our officers and directors, individually and as a group. All of our shareholders, including the shareholders listed in this table, are entitled to one vote for each share of common stock held.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation to, do so. To the extent that one or more of the persons listed in the table below tender some or all of its shares in the Offer, their beneficial ownership reported below may change following the completion of the Offer.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number		Percentage
Principal Stockholders
Flawless Management Inc.(1)	7,105,453		18.1%
Glendon Capital Management L.P.(2)	6,498,794		16.6%
MSDC Management, L.P.(3)	3,708,819		9.4%
Russell Investments Group, Ltd.(4)	2,780,001		7.1%
Redwood Capital Management, LLC(5)	2,415,287		6.1%
Renaissance Technologies LLC(6)	2,225,130		5.7%

Executive Officers and Directors
Harry N. Vafias(1)	7,774,243		19.8%
Michael G. Jolliffe	32,430	*
Markos Drakos	18,214	*
John Kostoyannis	7,296	*
All executive officers and directors as a group (four persons)	7,832,183		20.0%

*	Less than 1%.
(1)

The shares beneficially owned by Harry N. Vafias consist of, according to Amendment No. 1 to Schedule 13D jointly filed with the SEC on March 27, 2020 by Flawless Management Inc. and Harry N. Vafias, 7,774,243 shares of common stock beneficially owned by Harry N. Vafias, of which 7,105,453 shares of common stock are owned by Flawless Management Inc. and Harry N. Vafias and 668,790 shares beneficially owned by Harry N. Vafias. Harry N. Vafias has sole voting power and sole dispositive power with respect to all such shares.

(2)

Based on filings made by Glendon Capital Management L.P. with the SEC. According to these filings, these shares are directly owned by Glendon Opportunities Fund, L.P. (the “Fund”), Altair Global Credit Opportunities Fund LLC (the “Sub-Advised Fund”) and a separately managed account. According to these filings, (i) the Fund is beneficial owner of over 10% of the issuer’s securities on an individual basis, (ii) the Sub-Advised Fund and the separately managed account do not own 10% of the issuer’s securities on an individual basis and (iii) Glendon Capital Management LP is the investment manager to the Fund and the separately managed account and the investment sub-adviser to the Sub-Advised Fund, and may be deemed to beneficially own these securities under the Securities Exchange Act of 1934.

(3)

According to Amendment No. 2 to a Schedule 13G jointly filed by and on behalf of each of MSDC Management, L.P. (“MSDC”) and MSD Credit Opportunity Master Fund, L.P. with the SEC on February 16, 2016, MSDC is the investment manager of, and may be deemed to beneficially own 3,708,819 shares of common stock beneficially owned by, MSD Credit Opportunity Master Fund, L.P. and has sole voting power and joint dispositive power with respect to all such shares.

(4)	According to a Schedule 13G filed by Russell Investments Group, Ltd. on February 12, 2020.
(5)

According to Amendment No. 2 to a Schedule 13G jointly filed by and on behalf of each Redwood Capital Management, LLC, Redwood Master Fund, Ltd. and Jonathan Kolatch, which may each be deemed to have shared voting power and joint dispositive power with respect to all such shares, on February 11, 2016.

(6)	According to a Schedule 13G jointly filed by and on behalf of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation on February 12, 2020.

Assuming that we purchase an aggregate of 4,761,904 shares in this offering and that none of our directors or officers sell any shares in the Offer, the beneficial ownership of our directors and executive officers named in the table above will change to 22.7% of our total issued and outstanding shares from 20.0% of our total issued and outstanding shares as of March 30, 2020, the date prior to our commencement of the Offer, reflecting an aggregate increase in beneficial share ownership by all directors and officers of 2.7 percentage points.

Recent Securities Transactions

Based on our records and information provided to us, neither we nor any of our subsidiaries or any of the our or our subsidiaries’ executive officers or directors, have effected any transactions in our common stock during the 60 days before the date hereof, except as set forth below:

On May 23, 2019, we publicly announced that our Board of Directors had authorized the repurchase of up to $10,000,000 of shares of our common stock. As of March 30, 2020, 900,702 shares of common stock had been repurchased for an aggregate of $2,849,852.54, with the average purchase price of $3.16 per share. The following repurchases of our common stock have been effected by the Company under this share repurchase program in the past 60 days:

Purchaser	Date of Purchase	Number of Shares	Average Price per Share	Type of Transaction
StealthGas Inc.	1/31/2020	4,627	3.0330	Open Market
StealthGas Inc.	2/21/2020	6,828	2.8996	Open Market
StealthGas Inc.	2/24/2020	4,468	2.9062	Open Market
StealthGas Inc.	2/25/2020	3,894	2.8847	Open Market
StealthGas Inc.	2/26/2020	7,300	2.8594	Open Market
StealthGas Inc.	2/27/2020	3,400	2.7871	Open Market
StealthGas Inc.	2/28/2020	8,000	2.7549	Open Market
StealthGas Inc.	3/2/2020	7,420	2.7570	Open Market
StealthGas Inc.	3/3/2020	5,900	2.7018	Open Market
StealthGas Inc.	3/4/2020	7,900	2.5972	Open Market
StealthGas Inc.	3/5/2020	1,200	2.6017	Open Market
StealthGas Inc.	3/6/2020	6,702	2.4011	Open Market
StealthGas Inc.	3/9/2020	4,874	2.0720	Open Market
StealthGas Inc.	3/10/2020	6,153	2.1582	Open Market
StealthGas Inc.	3/11/2020	5,940	2.4206	Open Market
StealthGas Inc.	3/12/2020	4,559	2.2509	Open Market
StealthGas Inc.	3/13/2020	500	2.1620	Open Market
StealthGas Inc.	3/16/2020	4,620	1.9543	Open Market
StealthGas Inc.	3/17/2020	484	1.9100	Open Market
StealthGas Inc.	3/18/2020	10,400	1.7281	Open Market
StealthGas Inc.	3/19/2020	8,920	1.8407	Open Market
StealthGas Inc.	3/20/2020	10,150	1.9158	Open Market
StealthGas Inc.	3/23/2020	14,500	1.9842	Open Market
StealthGas Inc.	3/24/2020	3,501	1.9424	Open Market
StealthGas Inc.	3/25/2020	6,100	2.0366	Open Market
StealthGas Inc.	3/26/2020	15,000	2.0199	Open Market
StealthGas Inc.	3/27/2020	10,200	1.8829	Open Market

No further repurchases will be conducted under the share repurchase program prior to the expiration of 10 business days following the expiration of the Offer. Rule 14e-5 under the Exchange Act prohibits us and our affiliates from purchasing common stock outside of the Offer from the time that the Offer is first announced until the expiration of the Offer, subject to certain exceptions. In addition, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any common stock other than pursuant to the Offer until ten business days after the date of expiration of the Offer, subject to certain exceptions.

Whether or to what extent we choose to make additional purchases will depend upon, among other things, market conditions, our capital needs, our business and financial condition, and alternative investment opportunities available to us. These purchases may be made from time to time at the discretion of our management on the open market or through privately negotiated transactions, and may be on the same terms or on terms and prices that are more or less favorable to shareholders than the terms of this Offer. From time to time our Board of Directors may authorize programs to repurchase securities of the Company. As of the date of this Offer to Purchase, the Company does not have any specific plans or proposals nor is it engaged in any negotiations regarding any other program to repurchase the Company’s securities.

From March 25 to 27, 2020, 882,277 shares of common stock were transferred to Flawless Management Inc. without consideration from an entity affiliated with other members of the Vafias family, including Mr. Vafias’s mother.

General. Except as otherwise described herein, neither the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

11. Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the Nasdaq, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the Nasdaq. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be subject to delisting from the Nasdaq. See Section 6.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our shareholders.

12. Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any domestic, foreign or supranational government or governmental, administrative or regulatory authority or agency that would be required for the acquisition or ownership of shares by us as contemplated by the Offer that is material to the success of the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action if practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 6.

13. Certain Material U.S. Federal Income Tax Consequences of the Offer.

The following summary describes certain material U.S. federal income tax consequences relevant to the Offer for U.S. Holders and non-U.S. Holders (each as defined below). This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as financial institutions or “financial services entities”; broker- dealers; taxpayers who have elected mark-to-market accounting; tax-exempt entities; governments or agencies or instrumentalities thereof; insurance companies; regulated investment companies; real estate investment trusts; certain expatriates or former long-term residents of the United States; persons that actually or constructively own 10% or more of our voting shares; persons that hold our common stock as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; persons required to recognize income no later than when such income is included on an “applicable financial statement”; or persons whose functional currency is not the U.S. dollar.). This discussion does not address the application of the alternative minimum tax or the state, local or non-U.S. tax consequences of participating in the Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States can exercise primary supervision of the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable regulations to be treated as a U.S. person.

If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) beneficially owns shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Beneficial owners that are partnerships, and partners in such partnership, should consult their own tax advisors.

Holders of shares that are not U.S. Holders are referred to as “non-U.S. Holders.”

Material Considerations of U.S. Holders

Exchange of Shares Pursuant to the Offer. An exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account shares that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S.

Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of shares for cash that results in any reduction of the proportionate equity interest in us of a U.S. Holder with a relative equity interest in us that is minimal and that does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Assuming we do not constitute a passive foreign investment company, or PFIC, for any taxable year, any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Long-term capital gains of non-corporate U.S. Holders are taxed at preferential rates. Capital losses are subject to limitations on their use.

If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a distribution. Subject to the PFIC rules discussed below, any distributions made by us with respect to common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will generally not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.

Dividends paid on common shares to a U.S. Holder which is an individual, trust, or estate (a “U.S. Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such shareholders at preferential U.S. federal income tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as Nasdaq Global Select Market on which the common shares are currently listed); (2) we are not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be); (3) the U.S. Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend; and (4) certain other conditions are met.

Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.

Special rules may apply to any “extraordinary dividend”—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder’s adjusted basis in a common share—paid by us. If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Passive Foreign Investment Company Rules

Special United States federal income tax rules apply to a United States Holder that holds stock in a foreign corporation classified as a PFIC for United States federal income tax purposes. In general, we will be treated as a

PFIC with respect to a United States Holder if, for any taxable year in which such holder held our common stock, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services will not constitute passive income. By contrast, rental income will generally constitute “passive income” unless we are treated under specific rules as deriving our rental income in the active conduct of a trade or business.

We may hold, directly or indirectly, interests in other entities that are PFICs (“Subsidiary PFICs”). If we are a PFIC, each United States Holder will be treated as owning its pro rata share by value of the stock of any such Subsidiary PFICs.

In connection with determining our PFIC status we treat and intend to continue to treat the gross income that we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. We believe that our income from time chartering activities does not constitute “passive income” and that the assets that we own and operate in connection with the production of that income do not constitute assets held for the production of passive income. We treat and intend to continue to treat, for purposes of the PFIC rules, the income that we derive from bareboat charters as passive income and the assets giving rise to such income as assets held for the production of passive income. We believe there is substantial authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. There is, however, no legal authority specifically under the PFIC rules regarding our current and proposed method of operation and it is possible that the Internal Revenue Service, or IRS, may not accept our positions and that a court may uphold such challenge, in which case we and certain of our subsidiaries could be treated as PFICs. In this regard we note that a federal court decision, Tidewater Inc. and Subsidiaries v. United States, 565 F.3d 299 (5th Cir. 2009), held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of the “foreign sales corporation” rules under the Code. The IRS has stated that it disagrees with and will not acquiesce to the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. However, the IRS’s statement with respect to the Tidewater decision was an administrative action that cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would agree with the Tidewater decision. In addition, in making the determination as to whether we are a PFIC, we intend to treat the deposits that we make on our newbuilding contracts and that are with respect to vessels we do not expect to bareboat charter as assets which are not held for the production of passive income for purposes of determining whether we are a PFIC. We note that there is no direct authority on this point and it is possible that the IRS may disagree with our position. However, if the principles of the Tidewater decision were applicable to our time charters, or our new build deposits were treated as assets producing passive income, we would likely be treated as a PFIC. Moreover, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC, we cannot assure you that the nature of our assets, income and operations will not change, or that we can avoid being treated as a PFIC for any taxable year.

We do not believe that we were a PFIC for 2019. This belief is based in part upon our beliefs regarding the value of the assets that we hold for the production of or in connection with the production of passive income relative to the value of our other assets. Should these beliefs turn out to be incorrect, then we and certain of our subsidiaries could be treated as PFICs for 2019. There can be no assurance that the IRS or a court will not determine values for our assets that would cause us to be treated as a PFIC for 2019 or a subsequent year. In addition, although we do not believe that we were a PFIC for 2019, we may choose to operate our business in the current or in future taxable years in a manner that could cause us to become a PFIC for those years. Because our status as a PFIC for any taxable year will not be determinable until after the end of the taxable year, and depends upon our assets, income and operations in that taxable year, there can be no assurance that we will not be considered a PFIC for 2019 or any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a United States Holder would be subject to different taxation rules depending on whether the United States Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a “QEF election.” As an alternative to making a QEF election, a United States Holder should be able to make a “mark-to-market” election with respect to our common stock, as discussed below. Regardless of whether a United States Holder makes a QEF election or a mark-to-market election, if we were to be treated as a PFIC for any taxable year ending on or after December 31, 2019, the United States Holder generally would be required to file an IRS Form 8621 reporting his ownership of shares in a PFIC.

Taxation of United States Holders Making a Timely QEF Election

If a United States Holder makes a timely QEF election, which United States Holder we refer to as an “Electing Holder,” the Electing Holder must report each year for United States federal income tax purposes his pro-rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. Generally, a QEF election should be made on or before the due date for filing the electing United States Holder’s U.S. federal income tax return for the first taxable year in which our common stock is held by such United States Holder and we are classified as a PFIC. The Electing Holder’s adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A United States Holder would make a QEF election with respect to any year that our company and any PFIC Subsidiary is a PFIC by filing one copy of IRS Form 8621 with his United States federal income tax return and a second copy in accordance with the instructions to such form. If we were aware that we were to be treated as a PFIC for any taxable year, we would provide each United States Holder with all necessary information in order to make the QEF election described above with respect to our common stock and the stock of any Subsidiary PFIC.

Taxation of United States Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate, our common stock is treated as “marketable stock,” a United States Holder would be allowed to make a “mark-to-market” election with respect to our common stock, provided the United States Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the United States Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder’s adjusted tax basis in the common stock. The United States Holder would also be permitted an ordinary loss in respect of the excess, if any, of the United States Holder’s adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A United States Holder’s tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the United States Holder. A mark-to-market election under the

PFIC rules with respect to our common stock would not apply to a Subsidiary PFIC, and a United States Holder would not be able to make such a mark-to-market election in respect of its indirect ownership interest in that Subsidiary PFIC. Consequently, United States Holders of our common stock could be subject to the PFIC rules with respect to income of the Subsidiary PFIC, the value of which already had been taken into account indirectly via mark-to-market adjustments.

Taxation of United States Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a United States Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common stock;

•

the amount allocated to the current taxable year or to any portion of the United States Holder’s holding period prior to the first taxable year for which we were a PFIC would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common stock.

Other PFIC Elections.

If a United States Holder held our stock during a period when we were treated as a PFIC but the United States Holder did not have a QEF election in effect with respect to us, then in the event that we were not treated as a PFIC for a subsequent taxable year, the United States Holder could elect to cease to be subject to the rules described above with respect to those shares by making a “deemed sale” or, in certain circumstances, a “deemed dividend” election with respect to our stock. If the United States Holder makes a deemed sale election, the United States Holder will be treated, for purposes of applying the rules described above under the heading “Taxation of United States Holders Not Making a Timely QEF or Mark-to-Market Election,” as having disposed of our stock for its fair market value on the last day of the last taxable year for which we qualified as a PFIC (the “termination date”). The United States Holder would increase his, her or its basis in such common stock by the amount of the gain on the deemed sale described in the preceding sentence. Following a deemed sale election, the United States Holder would not be treated, for purposes of the PFIC rules, as having owned the common stock during a period prior to the termination date when we qualified as a PFIC.

If we were treated as a “controlled foreign corporation” for United States federal income tax purposes for the taxable year that included the termination date, then a United States Holder could make a “deemed dividend” election with respect to our common stock. If a deemed dividend election is made, the United States Holder is required to include in income as a dividend his, her or its pro rata share (based on all of our stock held by the United States Holder, directly or under applicable attribution rules, on the termination date) of our post-1986 earnings and profits as of the close of the taxable year that includes the termination date (taking only earnings and profits accumulated in taxable years in which we were a PFIC into account). The deemed dividend described in the preceding sentence is treated as an excess distribution for purposes of the rules described above under the heading “Taxation of United States Holders Not making a Timely QEF or Mark-to-Market Election.” The United States Holder would increase his, her or its basis in our stock by the amount of the deemed dividend. Following a deemed dividend election, the United States Holder would not be treated, for purposes of the PFIC rules, as having owned the stock during a period prior to the termination date when we qualified as a PFIC. For purposes of determining whether the deemed dividend election is available, we generally will be treated as a controlled foreign corporation for a taxable year when, at any time during that year, United States persons, each of whom owns, directly or under applicable attribution rules, shares having 10% or more of the total voting power of our stock, in the aggregate own, directly or under applicable attribution rules, shares representing more than 50% of the voting power or value of our stock.

A deemed sale or deemed dividend election must be made on the United States Holder’s original or amended return for the shareholder’s taxable year that includes the termination date and, if made on an amended return, such amended return must be filed not later than the date that is three years after the due date of the original return for such taxable year. Special rules apply where a person is treated, for purposes of the PFIC rules, as indirectly owning our common stock.

Material Considerations of Non-U.S. Holders.

Tendering Non-U.S. Holders of shares generally should not be subject to U.S. federal income or withholding tax, unless the proceeds from the Offer are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our common stock within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our common stock to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally should apply to distributions paid on our common stock to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of our common stock by a non-corporate U.S. Holder, who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	fails in certain circumstances to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, the common shares, unless the shares held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged consult their own tax advisors regarding their reporting obligations under this legislation.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS.

14. Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time prior to the Expiration Time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, if any of the conditions set forth in Section 6 has occurred or is deemed by us to have occurred, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City Time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through the Company’s investor relations firm. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for shares, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer, and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days.

15. Fees and Expenses

We have retained Okapi Partners LLC to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 6 in the Letter of Transmittal.

16. Miscellaneous

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell shares in any circumstance or jurisdiction in which such offer or solicitation is unlawful. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Depositary or the Information Agent.

March 31, 2020

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

If delivering by hand, express mail, courier,

or other expedited service:

American Stock Transfer & Trust Co., LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

By mail: American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (888) 785-6709

Email: info@okapipartners.com